--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: December 31, 2001
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
     Lee               H.             Helen         (Month/Day/Year)    Cogent Communications Group, Inc. (COI)
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)         02/04/02          5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS Identification   X  Director           10% Owner         (Month/Day/Year)
                                                    Number of Reporting ----               ----
              1015 31st Street, N.W.                Person, if an entity    Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)          X   title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                          Chief Financial Officer                 Line)
                                                                          -----------------------                 Form filed by One
                                                                                                                X Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
                                                                                                               ---
Washington           DC                20007
------------------------------------------------------------------------------------------------------------------------------------
    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share                   4,134                           D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (3-99)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Option (right to buy)             2/8/01 (1)   2/8/10  Common Stock, par        1,600      $0.10           D
                                                       value $.001 per share
------------------------------------------------------------------------------------------------------------------------------------
Option (right to buy)           11/10/00 (2) 11/20/10  Common Stock, par       41,666     $15.00           D
                                                       value $.001 per share
------------------------------------------------------------------------------------------------------------------------------------
Option (right to buy)            12/1/01 (3)  12/1/11  Common Stock, par      100,000      $2.00           D
                                                       value $.001 per share
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1) ON A BASE GRANT OF 2,400 SHARES, THE GRANT VESTS OVER 3 YEARS FROM DATE OF GRANT (2/8/00), WITH 4 QUARTERLY VEST EVENTS
    PER YEAR IN THREE-MONTH INCREMENTS FROM DATE OF GRANT, SUBJECT TO CONTINUED EMPLOYMENT ON EACH VESTING DATE. MS. LEE HAS
    EXERCISED AND HOLDS 800 SHARES OF THE ORIGINAL GRANT AS OUTSTANDING SHARES.

(2) ON A BASE GRANT OF 45,000 SHARES, 25% OF GRANT VESTED IMMEDIATELY ON DATE OF GRANT (11/20/00). THE REMAINING PORTION OF GRANT
    VESTS OVER 3 YEARS FROM DATE OF GRANT, WITH 4 QUARTERLY VEST EVENTS IN THREE-MONTH INCREMENTS FROM DATE OF GRANT, SUBJECT
    TO CONTINUED EMPLOYMENT ON EACH VESTING DATE. MS. LEE HAS EXERCISED AND HOLDS 3,334 SHARES OF THE ORIGINAL GRANT
    AS OUTSTANDING SHARES.

(3) 33% OF GRANT VESTS IMMEDIATELY ON DATE OF GRANT (12/1/01). THE REMAINING PORTION OF GRANT VESTS OVER 3 YEARS FROM DATE OF
    GRANT, WITH 4 QUARTERLY VEST EVENTS IN THREE-MONTH INCREMENTS FROM DATE OF GRANT, SUBJECT TO CONTINUED EMPLOYMENT ON EACH
    VESTING DATE.

                                                                       /s/ H. Helen Lee                            March 13, 2002
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal   **Signature of Reporting Person        Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).      H. Helen Lee

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
